                                                                     EXHIBIT 4.5

================================================================================


                            SALT HOLDINGS CORPORATION

                                       and

                              THE BANK OF NEW YORK,
                                   as Trustee

                                   ----------


                      12 3/4 SENIOR DISCOUNT NOTES DUE 2012


                                   ----------

                          FIRST SUPPLEMENTAL INDENTURE
                            Dated as of May 21, 2003

                                to THE INDENTURE
                          Dated as of December 20, 2002


================================================================================

          FIRST SUPPLEMENTAL INDENTURE dated as of May 21, 2003 (this "FIRST SUPPLEMENTAL INDENTURE") by and between Salt Holdings Corporation, a Delaware corporation (the "COMPANY"), and The Bank of New York, as trustee (the "TRUSTEE").

                                   WITNESSETH

          WHEREAS, the parties to this First Supplemental Indenture entered into an Indenture dated as of December 20, 2002 (the "INDENTURE").

          WHEREAS, on December 20, 2002, the Company issued $123,500,000 aggregate principal amount at maturity of 12 3/4% Senior Discount Notes due 2012 under the Indenture (the "December Notes.")

          WHEREAS, on May 19, 2003, the Company entered into an agreement for the sale of the Company's 12% Senior Subordinated Discount Notes due 2013 (the "New Notes"), the gross proceeds from which will be distributed to the Company's stockholders in the form of a dividend.

          WHEREAS, the Company desires to amend Section 4.3 of the Indenture in order to permit the Company to distribute the gross proceeds from the offering of the New Notes to the Company's stockholders in the form of a dividend.

          WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company and the Trustee, together with the written consent of the Holders of at least a majority in aggregate principal amount at maturity of the outstanding December Notes, may amend or supplement the Indenture or the December Notes without notice to any other holder of the December Notes.

          WHEREAS, the Company has received the requisite consents from the holders of a majority of the aggregate principal amount at maturity of the December Notes to this First Supplemental Indenture and officers of the Company has certified the same to the Trustee in the form of an Officers' Certificate.

          WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

          WHEREAS, the Company has directed the Trustee to execute and deliver this First Supplemental Indenture in accordance with the terms of the Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

     SECTION 1. AMENDMENT TO THE INDENTURE. The amendment set forth in this First Supplemental Indenture shall become effective as of the date hereof.
Section 4.3 of the Indenture is hereby amended, and replaced in its entirety, with the following:

Section 4.3 LIMITATION ON RESTRICTED PAYMENTS

               The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock; (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock of the Company; (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Securities or any Guarantee (other than Indebtedness described in clause (7) of the definition of "Permitted Indebtedness"); or (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "RESTRICTED PAYMENT"), if at the time of such Restricted Payment or immediately after giving effect thereto:

          (a) a Default or an Event of Default shall have occurred and be continuing; or

          (b) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.4; or

          (c) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to November 28, 2001 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company whose determination shall be conclusive) shall exceed the sum of:

               (i) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to November 28, 2001 and on or prior to the date the Restricted Payment is made (the "REFERENCE DATE") (treating such period as a single accounting period); plus

               (ii) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property other than cash received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to November 28, 2001 and on or prior to the Reference Date of Qualified Capital Stock of the Company (other than Excluded Contributions); plus

               (iii)  without duplication of any amounts included in clause
          (c)(ii) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by the Company subsequent to November 28, 2001 from a holder of the Company's Capital Stock (other than Excluded Contributions); plus

               (iv) the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange subsequent to November 28, 2001 of any Indebtedness of the Company or any of its Restricted Subsidiaries incurred after November 28, 2001 into or for Qualified Capital Stock; plus

               (v)    without duplication, the sum of:

                      (a) the aggregate amount returned in cash on or with
               respect to Investments (other than Permitted Investments) made subsequent to November 28, 2001 whether through interest payments, principal payments, dividends or other distributions or payments;

                      (b) the net cash proceeds received by the Company or any
               Restricted Subsidiary of the Company from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

                      (c) upon redesignation of an Unrestricted Subsidiary as a
               Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of "Investment");

PROVIDED, HOWEVER, that the sum of clauses (a), (b) and (c) above shall not exceed the aggregate amount of all such Investments made by the Company or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary subsequent to November 28, 2001.

          Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) the payment of any dividend or other distribution within 60 days after the date of declaration of such dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

          (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (a) solely in exchange for shares of Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

          (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Securities or a Guarantee either (a) solely in exchange for shares of Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (i) shares of Qualified Capital Stock of the Company, or (ii) Refinancing Indebtedness;

          (4) if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company or any Restricted Subsidiary of the Company of securities of the Company from employees, directors or consultants of the Company or any Subsidiaries of the Company or their authorized representatives (a) upon the death, disability or termination of employment of such employees, directors or consultants or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements or (b) pursuant to any other agreements with such employees or directors of or consultants to the Company or any Subsidiaries of the Company, in an aggregate amount not to exceed $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $15.0 million in any calendar year), provided that the cancellation of Indebtedness owing to the Company or any Restricted Subsidiary of the Company from such employees, directors or consultants of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment under this Indenture;

          (5) the declaration and payment of dividends to holders of any class or series of Preferred Stock of the Company, provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Preferred Stock, after giving effect to such issuance on a pro forma basis, the Company would have been able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.4;

          (6) the payment of dividends on the Company's Common Stock following the first public offering of the Company's Common Stock after the Issue Date, of up to 6% per annum of the net proceeds received by the Company in such public offering (other than public offerings with respect to the Company's Common Stock registered on Form S-8);

          (7) the repurchase, retirement or other acquisition or retirement for value of any securities of the Company in existence on the Issue Date and from the Persons holding such securities on the Issue Date and which are not held by Apollo or any of its Affiliates or members of management of the Company and its Subsidiaries on the Issue Date (including any equity interests issued in respect of any such securities constituting equity interests as a result of a stock split, recapitalization, merger, combination, consolidation or similar transaction); provided, however, that the Company shall be permitted to make Restricted Payments under this clause only if after giving effect thereto, the Company would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.4;

          (8) other Restricted Payments in an aggregate amount not to exceed $15.0 million;

          (9) if no Default or Event of Default shall have occurred and be continuing, payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

          (10) Investments that are made with Excluded Contributions;

          (11) any payments made to consummate the Transactions pursuant to or contemplated by the Merger Agreement and any other agreements related to the Recapitalization in effect on the closing date of the Recapitalization, in each case, as such agreements or documents are in effect on the Issue Date as amended from time to time so long as such amendment is in the good faith judgment of the Board of Directors of the Company not more disadvantageous to the Holders of the Securities in any material respect than such agreements or documents as in effect on the Issue Date;

          (12) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Capital Stock represents a portion of the consideration for such exercise;

          (13) the acquisition of any shares of Disqualified Capital Stock of the Company either (a) solely in exchange for shares of Disqualified Capital Stock of the Company or (b) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Disqualified Capital Stock of the Company;

          (14) any purchase or redemption of Indebtedness that ranks junior to the Securities utilizing any Net Cash Proceeds remaining after the Company has complied with the requirements of the covenants described under Sections 4.16 and 4.17;

          (15) the payment of dividends, other distributions or amounts by the Company to any direct or indirect parents of the Company in amounts required to pay the tax obligations of the Company and its Subsidiaries and the tax obligations of any direct or indirect parents of the Company attributable to the Company and its Subsidiaries; provided that (x) the amount of dividends paid pursuant to this clause (15) to enable any direct or indirect parents of the Company to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by any direct or indirect parents of the Company at such time for the respective period and (y) any refunds received by any direct or indirect parents of the Company attributable to the Company and its Subsidiaries shall promptly be returned by such direct or indirect parents to the Company;

          (16) if no Default or Event of Default shall have occurred and be continuing, payments by the Company of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of the Company or any Restricted Subsidiary, which in the aggregate do not exceed $3.0 million; and

          (17) the payment of a Restricted Payment in an aggregate amount of up to $100.0 million to holders of the Company's Capital Stock with the gross proceeds received by the Company from the issuance of the Company's Senior Subordinated

     Discount Notes Due 2013 having substantially the terms set forth in the preliminary offering circular of the Company, dated May 16, 2003, relating to the issuance of the Company's Senior Subordinated Discount Notes Due 2013.

In determining the aggregate amount of Restricted Payments made subsequent to November 28, 2001, in accordance with clause (c) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4), (5), (6), (7),
(8), (9), (14) and (16) shall be included in such calculation.

Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

     SECTION 2. DEFINITIONS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     SECTION 3. RATIFICATION OF INDENTURE; FIRST SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of December Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the Indenture, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this First Supplemental Indenture (whether or not made), unless the context shall otherwise require.

     SECTION 4. GOVERNING LAW; GOVERNANCE, ETC. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     SECTION 5. SUCCESSORS. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

     SECTION 6. SEVERABILITY. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 7. COUNTERPART ORIGINALS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     SECTION 8. EFFECT OF HEADINGS. The headings of the Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 9. ENTIRE AGREEMENT. This First Supplemental Indenture, together with the Indenture as amended hereby and the December Notes, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

     SECTION 10. BENEFITS OF FIRST SUPPLEMENTAL INDENTURE. Nothing in this First Supplemental Indenture, the Indenture, or the December Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture, or the December Notes.

     SECTION 11. NOT RESPONSIBLE FOR RECITALS OR NEW NOTES. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The Trustee shall not be accountable for the use or application by the Company of the New Notes or the proceeds thereof.

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the date first written above.


                                         SALT HOLDINGS CORPORATION


                                         By:
                                            ----------------------
                                         Name:
                                         Title:


                                         THE BANK OF NEW YORK
                                         as Trustee


                                         By:
                                            ----------------------
                                         Name:
                                         Title: